Exhibit 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT (this "Agreement") by and between Rite Aid Corporation, a Delaware corporation (the "Company "), and David R. Jessick (the "Employee"), is entered into as of this 27th day of June, 2002 and shall become effective at the close of business on June 27, 2002 (the "Effective Date").

                                   WITNESSETH

         WHEREAS, the Company and the Employee are parties to the Employment Agreement dated as of December 5, 1999 (the "Original Employment Agreement"); and

         WHEREAS, the Company wishes to provide for the continued services of Employee, and the Employee wishes to continue to serve the Company on the terms and conditions set forth in this Agreement; and

         WHEREAS, Employee and the Company deserve to settle fully all employment related matters between them arising prior to the Effective Date including, but not limited to, any differences that might have arisen under the Original Employment Agreement based on Employee's change of position with the Company;

         NOW, THEREFORE, as of the Effective Date, and except as otherwise expressly set forth herein, the Original Employment Agreement is hereby amended and restated as follows (with this Agreement superseding the Original Employment Agreement from and after the Effective Date in its entirety):

         1. TERM. Subject to earlier termination in accordance with the provisions of Section 4, the term of Employee's employment under this Agreement (such period, commencing as of the Effective Date, being referred to herein as the "Employment Period") shall end on February 26, 2005.

         2. POSITION AND DUTIES. As of the Effective Date, Employee hereby resigns as Senior Executive Vice President and Chief Administrative Officer of the Company and from all other offices and positions he holds with the Company and its subsidiaries. During the Employment Period, the Employee shall continue to be an employee of the Company, with such duties and responsibilities as may from time to time be assigned to him by the Company's Chief Executive Officer (or his or her designee) or the Board of Directors of the Company (the "Board"). As an employee, Employee shall make himself available to provide services to the Company and its subsidiaries from time to time on such project(s) relating to the business, affairs and management of the Company as may be assigned to him. The Company acknowledges that Employee will have other activities, obligations and engagements that will command his time and attention, subject to the provisions of Section 8 and the other provisions hereof. In no event shall the period of services (which shall include travel time) required hereunder exceed an average of six (6) hours per week calculated on a weekly basis. The duties of Employee may be performed in Portland, Oregon (or such other place where Employee principally resides) and Employee shall be provided with office space in the Company's Portland, Oregon office, which shall include secretarial and other support services.

         3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay Employee an annual base salary ("Annual Base Salary") of $150,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice, as in effect from time to time (but in no event less frequently than monthly).

             (b) INCENTIVE COMPENSATION. With respect to the 2003 fiscal year only, Employee shall be entitled to participate on the same basis as other executives in the bonus plan authorized by the Company's Board of Directors (the "Board") on April 3, 2002. Employee's bonus level shall be based upon sixty percent (60%) of Employee's current annualized Base Salary ($600,000 per year) in effect on the day preceding the Effective Date even though the entire $600,000 Base Salary for fiscal year 2003 will not be paid to Employee as a result of this Agreement, and (ii) if bonuses under that plan are not earned, the bonus payment, if any, to Employee shall be approved by the Board. Any salary paid pursuant to section 3(a) of this Agreement shall not be taken into account for purposes of determining the payment, if any, pursuant to this subsection (b). Employee shall not be entitled to participate in such plan or any successor thereto for any fiscal year after fiscal year 2003. In the event the Company pays a performance or other bonus with respect to fiscal year 2003 in lieu of or in addition to the bonus under the plan, Employee shall not be entitled to participate therein. Employee's death or disability shall not affect or diminish any payment of the bonus which would otherwise be due and payable.

             (c ) CERTAIN OTHER BENEFITS During the Employment Period, except as and to the extent otherwise provided herein, (i) the Company shall, subject to the immediately succeeding sentence, continue to maintain Employee's term life insurance on the Employee's life, in the face amount of $1,500,000 (in the form currently provided) and (ii) Employee shall be entitled to participate in employee discounts, Internet access arrangements and Company- sponsored health benefits and health plans which will provide the same coverage and benefits (which shall be continuous and uninterrupted) as those plans in which Executive employees of the Company are generally able to participate, subject in the case of health benefits and health plans to any generally applicable eligibility requirements and the other generally applicable terms (including, but not limited to contribution requirements) thereof, other than any requirements relating to minimum hours worked or scheduled to work. The Employee agrees to cooperate with the Company in maintaining such term life insurance, including submitting to a physical examination if required to do so by the insurance carrier. The beneficiary of each of the aforementioned policies shall be designated by the Employee and if not so designated shall be his estate. In addition, during the Employment Period, the Company shall promptly reimburse Employee against receipts for (x) all necessary and reasonable business expenses incurred by the Employee in connection with the discharge of his duties hereunder, and (y) all reasonable costs and expenses incurred by Employee in the course of meeting with Company directors and officers.

             (d) DEFERRED COMPENSATION. As of the first day of each month through and including February 1, 2003, the Company shall continue to credit Employee's account under the New Deferred Compensation Plan established under the Original Employment Agreement with an amount equal to $10,000. The Employee shall be fully vested at all times in his account balance under the New Deferred Compensation Plan. In addition, Employee shall have the right to defer all or any portion of the Annual Base Salary receivable after the Effective Date hereunder pursuant to deferred compensation arrangements to be established in good faith after the Effective Date.

             (e) EQUITY AWARDS. As of the Effective Date, Employee holds the options ("Options") to purchase Company common stock and the shares of restricted Company common stock ("Restricted Stock") set forth on Schedule I hereto (collectively, the "Company Securities"). Except as otherwise provided herein, the time vesting provisions applicable to the Options and the Restricted Stock shall continue to apply after the Effective Date based solely upon the lapse of time until such Options have vested and restrictions had lapsed in full; provided, however, that upon a Change in Control (as defined in Appendix
A) all Options shall vest in full and all restrictions on the Restricted Stock shall lapse in full. The exercise period of the Options shall not be shortened by virtue of any provision of this Agreement or any termination of Employee's status as an employee of the Company, and in all events, each Option shall remain exercisable by Employee, his estate or successors for ten (10) years from the date of its grant. To the extent Company has a withholding obligation with respect to any vesting of Restricted Stock, Employee shall either pay such amount to Company or make an election (if made within 5 business days of such vesting or such longer period as is provided to all executive officers of the Company)to receive a net amount of vested shares of Restricted Stock based on cancellation of the number of shares equal to such withholding obligation calculated at the fair market value of such shares as determined under the relevant plan or, if not so determined, by the Board of Directors or compensation committee in good faith. Except as expressly provided herein, the terms and conditions of the Company Securities in effect immediately prior to the Effective Date shall remain in full force and effect from and after the Effective Date.

             (f) INDEMNIFICATION. The Company shall (a) indemnify and hold Employee harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) related to or arising out of the Employee's employment with or his service to the Company prior to and after the Effective Date as an officer or employee of the Company and (b) advance and pay all reasonable costs, expenses and attorney's fees incurred by Employee in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action. The Company shall cause any director and officer liability insurance policies applicable to the Employee to remain in effect for six (6) years following the termination of employment for any reason. The provisions of this Section 3(f) shall survive termination of this Agreement for any reason.

         4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. The Company shall be entitled to terminate the Employee's employment because of the Employee's Disability during the Employment Period. "Disability" means that Employee has been unable, for six consecutive months, to perform the Employee's duties under this Agreement, as a result of physical or mental illness or injury. The effective date of any termination of Employee's employment for Disability is referred to herein as the "Disability Effective Date." A termination of the Employee's employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 30th day after receipt of such notice by the Employee, unless the Employee is able to return to the performance of the Employee's duties before the Disability Effective Date. During any period prior to the Disability Effective Date during which Employee is unable to fully perform his duties with the Company due to such physical or mental illness or injury, there shall be no diminution in the amounts payable or benefits available to Employee hereunder.

             (b) TERMINATION BY THE COMPANY. The Company may terminate the Employee's employment at any time during the Employment Period for Cause. "Cause" shall mean only an act of fraud, embezzlement or misappropriation by the Employee, in any such case intended by the Employee to result in substantial personal enrichment at the expense of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable written notice to Employee setting forth in reasonable detail the specific conduct of the Employee upon which the Board relied in reaching its determination, and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of conduct constituting Cause as defined above, Employee shall be entitled to receive all compensation and benefits hereunder pending the delivery of such resolution. The effective date of any termination for Cause shall be the date such resolution is delivered to Employee.

             (c) GOOD REASON. (i) The Employee may terminate employment for Good Reason or without Good Reason. "Good Reason" shall mean the occurrence of any one of the following:

                 A. any failure by the Company to comply with any provision of
         Section 3 of this Agreement;

                 B. any other material breach of this Agreement by the Company; provided, however, that the Company shall have the right, within ten
         (10) days after receipt of notice from Employee of the Company's violation of subparagraphs A or B (or such longer period provided below) to cure in full the event or circumstances giving rise to such Good Reason, in the event of which cure such event or circumstances shall be deemed not to constitute Good Reason hereunder.

         A termination of employment by the Employee for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Employee relies, provided, that Employee's continued employment shall not be deemed to constitute consent to, or a waiver of rights with respect to, any act, omission or other grounds constituting Good Reason hereunder. For clarity, it is understood that the requirement of setting forth such specific conduct and specific provisions(s) is intended (i) to permit the Company to make a reasonable evaluation of Employee's claim of termination for Good Reason and (ii) to permit the Company, where applicable, to cure such conduct, but not to require Employee to specify each act, omission or other grounds constituting Good Reason, there being no intention of the parties that failure to so specify will function as an estoppel with respect to any claim by Employee. A termination of employment by the Employee for Good Reason shall be effective on the latest of (i) the fifth business day following the expiration of the Company's cure period described above, if applicable, (ii) the date specified by Employee in the Notice of Termination for Good Reason or (iii) 45 days following the date the Notice of Termination for Good Reason is delivered to the Company.

         In addition, a Change of Control of the Company (as defined in Appendix
A) during the Employment Period shall be deemed to constitute a termination of employment by the Employee for Good Reason (provided that the Employee need not actually terminate his employment before or after such Change in Control). In such event, in addition to the provisions of Section 5(a), the Company shall pay to the Employee, not later than ten (10) days following the Date of Termination, an amount equal to the following (but not less than zero):

                  (x) $2,880,000;

                                      less
                                      ----

                  (y) the gross amount, if any that Employee realizes (which amount Employee agrees to promptly report to the Company) with respect to the Options (other than with respect to the Options granted in January 2002 set forth in Schedule I which shall not be included as an offset) at any time prior to or as a result of the Change in Control (with any Options converted into immediately freely tradeable securities as of the date of the Change of Control being deemed to be realized and valued by the Board of Directors of the Company in good faith at such date of closing).

         (ii) A termination of the Employee's employment by the Employee without Good Reason shall be effected by giving the Company at least 90 days' written notice of such termination, and shall be effective on the date specified by Employee in such notice, provided, however, that no such notice period shall be required with respect to any such termination as to which such written notice of termination is delivered to the Company following a Change in Control of the Company.

             (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Employee's death, the Disability Effective Date, or the date on which the termination of the Employee's employment by the Company for Cause or by the Employee for Good Reason or without Good Reason becomes effective, as the case may be. On the Date of Termination, the Employment Period shall terminate.

         5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) FOR GOOD REASON OR FOR OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company terminates the Employee's employment for any reason other than Cause, Death or Disability, or the Employee terminates his employment for Good Reason;

         (1) the Company shall continue to pay (as and when due under this Agreement) to the Employee: (A) his Annual Base Salary through the end of the Employment Period, (B) the incentive compensation as provided in
         Section 3(b) above, payable when generally paid under such Plan, (C) any other compensation and benefits accrued (and, where applicable, vested) through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements applicable to Employee hereunder as in effect immediately prior to the Date of Termination (or, if in any case providing a greater benefit to Employee, as in effect immediately prior to an event constituting Good Reason), and (D) any amounts of reimbursable business expenses incurred through the Date of Termination.

         (2) health benefits provided to the Employee immediately prior to the Date of Termination (or, at Employee's sole discretion, medical coverage provided to the Employee immediately prior to the occurrence of any event constituting Good Reason) and the life insurance set forth in Section 3(c) shall continue to be provided by the Company to the Employee (and, if applicable, his spouse and dependents) through February 26, 2005;

         (3) all of the Employee's then outstanding Options shall vest and become fully exercisable as of the Date of Termination and the Options shall remain fully vested and exercisable by Employee, his estate or successor for ten (10) years from the date of its grant;

         (4) all remaining restrictions applicable to the Restricted Stock shall immediately lapse; and

         (5) if the date of termination is prior to February 1, 2003, the Company shall continue to credit Employee's account under the New Deferred Compensation Plan as provided in Section 3(d) above through and including February 1, 2003.

             (b) DEATH AND DISABILITY. If the Employee's employment is terminated by reason of the Employee's death or Disability during the Employment Period;

         (1) the Company shall pay to the Employee or, in the case of the Employee's death, to the Employee's designated beneficiaries (or, if there is no such beneficiary, to the Employee's estate or legal representative), in a lump sum in cash within ten (10) days after the Date of Termination (or, if later, when payable in accordance with the relevant Plans), (a) any earned but unpaid Annual Base Salary through the Date of Termination, (b) the incentive compensation, as provided in
         Section 3(b) above, payable when generally paid under such Plan, and
         (c) any unreimbursed business expenses (collectively, the "Accrued Benefits").

         (2) health benefits provided to the Employee immediately prior to the Date of Termination shall continue to be provided by the Company (i) in the event of Disability, to the Employee (and, if applicable, his spouse and dependents) or (ii) in the event of Employee's death, to his surviving spouse (and, if applicable, his dependents), through February 26, 2005;

         (3) all of the Employee's then outstanding Options shall vest and become fully exercisable as of the Date of Termination and (i) the Options shall remain fully vested and exercisable by Employee, his estate or successor for ten (10) years from the date of its grant;

         (4) all remaining restrictions applicable to the Restricted Stock shall immediately lapse; and

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

         (5) if the termination date is prior to February 1, 2003, the Company shall continue to credit Employee's account under the New Deferred Compensation Plan as provided in Section 3(d) above through and including February 1,2003.

             (c) BY THE COMPANY FOR CAUSE. If the Employee's employment is terminated by the Company for Cause during the Employment Period, (1) the Company shall pay to the Employee the Accrued Benefits within ten (10) days after the Date of Termination , (2) Employee's outstanding vested Options shall remain exercisable for the remainder of their term and Employee's unvested Options shall terminate and be immediately canceled, and (3) any portion of the Restricted Stock as to which time vesting restrictions have not lapsed prior to the Date of Termination shall terminate and be immediately canceled.

             (d) BY THE EMPLOYEE OTHER THAN FOR GOOD REASON. If the Employee's employment is terminated by Employee (other than for Good Reason) during the Employment Period, (1) the Company shall pay to the Employee the Accrued Benefits, within ten (10) days after the Date of Termination; (2) Employee's outstanding vested Options shall remain exercisable for the remainder of their term and Employee's unvested Options shall continue to vest based on the lapse of time as if Employee's employment with the Company had continued uninterrupted in full and thereafter remain exercisable for the remainder of their term, in each case without any regard to any early termination provision, and (3) the restrictions on the Restricted Stock shall continue to lapse as if Employee's employment with the Company had continued uninterrupted until such restrictions had lapsed in full.

             (e) GOLDEN PARACHUTE PAYMENTS. (i) In the event that any payment or benefit received or to be received by the Employee pursuant to the terms of this agreement or of any other plan, arrangement or agreement of the Company (or any affiliate) (collectively, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as determined as provided below, the Company shall pay to the Employee, at the time specified in Section 5(e)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of the Excise Tax on Payments and any federal, state and local income and employment or other tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Employee with respect thereto, shall be equal to the total Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the event giving rise to the Payment, the Company's independent auditor (the "Auditor"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(l) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (ii) The Gross-Up Payments provided for in Section 5(e)(i) hereof shall be made upon the earlier of (i) ten days following the Date of Termination or (ii) the imposition upon the Employee or payment by the Employee of any Excise Tax.

                  (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5(e)(i) hereof, the Employee shall repay to the Company within thirty (30) days of the Employee's receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Employee if and to the extent that such repayment results in a reduction in Excise Tax and a dollar-for-dollar reduction in the Employee's taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by the Employee on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account hereunder (including without limitation by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 5(e)(i) in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

                  (iv) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the Auditor and Tax Counsel incurred in connection with this Agreement shall be borne by the Company.

         6. [INTENTIONALLY OMITTED.]

         7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Employee or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Employee obtains other employment. In no event shall any amounts, benefits or other compensation payable or otherwise provided to Employee hereunder be reduced in respect of, or the Company's obligations to Employee hereunder be affected by, or any other form of "clawback" provision apply to, the payment to Employee at any time of any amounts, benefits or other compensation in respect of his employment with any prior employer.

         8. CONFIDENTIAL INFORMATION; SOLICITATION. During the Employment Period and for a period of three years following the applicable Date of Termination, the Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Employee obtains during the Employee's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Employee's violation of this Section 8) ("Confidential Information") and the Employee shall not communicate, divulge or disseminate Confidential Information at any time during such period to anyone other than the Company, appropriate Company personnel and those other persons designated by the Company, except (i) with the prior written consent of the Company, (ii) as otherwise required by law or legal process, (iii) on behalf of the Company in the furtherance of its business or in the course of performing Employee's duties to the Company or (iv) in the course of any adversarial proceeding against the Company. During the Employment Period (and if during the Employment Period (A) the Employee terminates his employment with the Company without Good Reason or
(B) the Employee is terminated by the Company for Cause, then for one year after the Date of Termination), (i) the Employee shall not, without the written consent of the Board, directly or indirectly solicit or recruit any person (other than persons employed in a clerical or other non-professional position) who is then employed by the Company or who was employed by the Company or any of its subsidiaries or affiliates at any time during the six-month period preceding the Date of Termination for the purpose of being employed by the Employee, by any entity or person on whose behalf the Employee is acting as an agent, representative or employee or by any Competitor of the Company and (ii) the Employee shall not, without the written consent of the Board, directly or indirectly, solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. In the event of a breach or any threatened breach of the Section 8, Employee agrees that, in addition to any other remedy available to the Company at law or in equity, the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any breach or prevent any threatened breach. Employee further acknowledges that damages would be inadequate and insufficient to compensate the Company for any breach of this Section 8.

         9. NON-DISPARAGEMENT. Employee agrees that he will not in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums) or in private conversations (i.e., social settings, etc.) criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, the operations, management or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this Section 9 is to ensure that Employee does not say or do anything that damages or impairs, or might damage or impair, in any way the business organization, goodwill, or reputation of the Company or any of its directors, officers, employees or agents.

         10. DISPUTE RESOLUTION; ATTORNEYS' FEES. All disputes arising under or related to the employment of the Employee by the Company or the provisions of this agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Portland, Oregon, as the sole and exclusive remedy of either party and judgment on any arbitration award may be entered in any court of competent jurisdiction. The Company agrees to reimburse all reasonable legal fees and other expenses incurred by the Employee in any such dispute if the Employee prevails as to one or more of the material issues in the dispute.

         11. SUCCESSORS. (a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than his rights to payments, benefits or other compensation hereunder, which (without the prior written consent of the Company) may be transferred only by will or the laws of descent and distribution or as otherwise provided in the applicable agreements covering the Company's securities. Upon Employee's death, this Agreement and all rights of Employee hereunder, including with regard to the Company's Securities shall inure to the benefit of and be enforceable by Employee's spouse, beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee's right to benefits under this Agreement. Employee shall be entitled to select and change a beneficiary or beneficiaries to receive any payment, benefit or other compensation payable hereunder following Employee's death by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative(s).

             (b) No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 1l(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

         12. COMPANY REPRESENTATION. The Company represents and warrants to the Employee that (i) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in full,
(ii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action and (iii) no other corporate proceedings on the part of the Company (including on the part of the shareholders of the Company) are necessary to authorize this Agreement or perform such obligations. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         13. WAIVER AND RELEASE.

             (a) Employee acknowledges that there are various state, local and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act ("ADEA"); the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA"); 42 U.S.C. Section 1981; the California Fair Employment and Housing Act, etc., as each may have been amended, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. Employee hereby waives and releases any rights he may have under these or any other laws with respect to his employment under the Original Employment Agreement (and the termination thereof) and acknowledges that the Company has not (a) discriminated against him, including on the basis of age, (b) breached any contract with him, (c) committed any civil wrong (tort) against him, or (d) otherwise acted unlawfully toward him.

         Employee also waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (as defined in Section 13(b) hereof) that are related in any way to his employment under the Original Employment Agreement (and the termination thereof), and that involve events which have occurred as of the date of this Agreement (defined to mean the date on which Employee signs this Agreement). If Employee, without his prior knowledge and consent, is made a member of a class in any proceeding, he will opt out of the class at the first opportunity afforded to him after learning of his inclusion. In this regard, Employee agrees that he will execute, without objection or delay, an "opt-out" form presented to him either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

             (b) Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby unconditionally releases and discharges the Company, and its subsidiaries, successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees as well as any benefit plan and its fiduciaries and insurors (collectively "Releasees" and individually "Releasee") from all known and unknown claims (including claims for attorneys' fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that he ever had, may now have, or may later assert against any Releasee, arising out of or related to his employment with the Company prior to the Effective Date, including but not limited to severance or other claims arising under the Original Employment Agreement or as a result of Employee's change in position with the Company pursuant to this Agreement and any other claims against the Company other than claims arising pursuant to the terms of this Agreement after the Effective Date. To the fullest extent permitted by law, this release includes, but is not limited to: (a) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers' Adjustment and Retraining Notification Act, the ERISA, the Family and Medical Leave Act of 1993, the ADA, the California Fair Employment and Housing Act, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of Employee's employment with the Company or this Agreement; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by Employee or on his behalf against any Releasee, which Employee agrees to immediately dismiss with prejudice. Section 1542 of the Civil Code of the State of California states:

             "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California as well as all other jurisdictions, Employee expressly acknowledges that this Release is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

         14. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier addressed as follows:

                           If to the Employee:

                           David R. Jessick
                           16025 N. E. Eilers Road
                           Aurora, OR  97002

                           If to the Company:

                           Rite Aid Corporation
                           30 Hunter Lane
                           Camp Hill, Pennsylvania  17011
                           Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 14. Notices and communications shall be effective when actually received by the addressee.

             (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

             (d) Notwithstanding any other provision of this Agreement, (and, except as specifically provided in Section 3(e) above), the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

             (e) The Employee's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

             (f) The rights and benefits of the Employee under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Employee to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Employee in the event of insolvency or bankruptcy.

             (g) This Agreement (together with the exhibits hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter construed herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any party or any officer or other representative of such party in respect of such subject matter.

             (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

             (i) This Agreement shall survive the termination of the Employment Period and the termination of Employee's employment hereunder under any circumstances to the extent necessary to give effect to its provisions.

         IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date first written above.

                              RITE AID CORPORATION



                                            By: /s/ Robert G. Miller
                                            ---------------------------
                                                  Robert G. Miller, CEO




                                            EMPLOYEE

                                             /s/ David R. Jessick
                                            -------------------------
                                            David R. Jessick

                                   APPENDIX A

         A "Change in Control of the Company" shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

                  (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (2) Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. "Incumbent Directors" shall mean directors who either (A)are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

                  (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         "Affiliate" shall have the meaning set forth in Rule 12b-2 under
Section 12 of the Exchange Act.

         "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Person" shall have the meaning given in Section 3(a)(9)of the Exchange Act, as modified and used in Sections 13(d)and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.